EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

                  This Agreement ("Agreement") is entered into as of August __, 2000, by and between NEW VALLEY CORPORATION, a Delaware corporation ("Seller"), and HIGH RIVER LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser").

                  WHEREAS, Seller is the owner of 1,960,479 shares (the "Panaco Shares") of Common Stock, $.01 par value per share ("Panaco Common Stock"), of Panaco, Inc., a Delaware corporation ("Panaco");

                  WHEREAS, Seller desires to sell the Panaco Shares to Purchaser and Purchaser desires to purchase the Panaco Shares from Seller, subject to the provisions contained herein;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows:

         1.       Sale of Panaco Shares to Purchaser.

                  1.1. Sale and Purchase of Panaco Shares. Subject to the terms and conditions of this Agreement, Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller, the Panaco Shares for $1.73 per share, an aggregate purchase price of $3,391,628.67 (the "Purchase Price"), payable as set forth in Section 2 of this Agreement.

         2.       Settlement.     (a)  Not later than the third NYSE trading day
following the date hereof, the Seller shall deliver 348,250 Panaco Shares (the "DTC Shares") through the Depositary Trust Company facilities, to Purchaser's account, against payment of $602,472.50. The account is as follows:

         Merrill Lynch
         DTC                                161
         Acct. Name -                       High River Limited Partnership
         Acct. # -                          329-33787
         Attn. -                            Lenny Bomparella (201) 557-2715



                  (b) As promptly as practicable after the date hereof, the Seller and Purchaser shall take such action as is necessary to complete the transfer of the 1,612,229 Panaco Shares (the "Legended Shares") containing the legend set forth in Section 3.2 hereof to Purchaser. Upon delivery to Purchaser of certificates registered in the name of Purchaser representing the Legended Shares, which may bear the same legend, Purchaser shall pay to Seller by wire transfer $2,789,156.17.



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         3.       Representations and Warranties of Seller.  In connection with the purchase of the Panaco Shares, Seller hereby represents and warrants to Purchaser as follows:

                  3.1. Title to Panaco Shares. Seller has good legal title to the Panaco Shares, and has the full legal right, power and authority to sell, assign and transfer complete ownership in the Panaco Shares to Purchaser, free and clear of all liens, claims, restrictions, encumbrances, charges, options or rights of third parties with respect thereto. The Panaco Shares are all of the shares of Panaco Common Stock owned by Seller.

                  3.2. Legends. The Legended Shares do not include legends of any kind except the following legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under said Act."

                  3.3. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Seller.

         4.       Representations and Warranties of Purchaser.

                  Purchaser represents and warrants to Seller as follows:

                  4.1. Independent Due Diligence Investigation. Purchaser has relied solely upon the independent investigations made by it and its representatives in making a decision to purchase the Panaco Shares and has a full understanding and appreciation of the risks inherent in such a highly speculative investment. In connection with such investigation, Purchaser and its representatives and advisers, if any, (i) have been given an opportunity to ask, and have to the extent Purchaser considered necessary, asked questions of, and have received answers from, officers of Panaco concerning the Panaco Shares and the affairs of Panaco and (ii) have been given or afforded access to all documents, records, books and additional information which Purchaser has requested regarding such matters.

                  4.2. Investment Intent. Purchaser is acquiring the Panaco Shares solely for its own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof in violation of any applicable federal or state securities laws.

                  4.3. Status of Purchaser. Purchaser represents and warrants to Seller that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Panaco Shares; it is an "accredited investor" as defined in

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Rule 501 of Regulation  D under the  Securities  Act of 1933,  as amended  (the
"Securities Act"). Purchaser is not aware of any facts or circumstances applicable to Purchaser that would cause the sale of Panaco Shares contemplated by this Agreement to fail to be exempt from registration under the Securities Act.

                  4.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser.

                  4.5 Agreement with Panaco. On the date hereof, Purchaser is entering into the Agreement with Panaco in the form of Exhibit A hereto.

         5.       Indemnity.

                  5.1. Purchaser shall defend, indemnify and save and hold harmless Seller from and against all liabilities, losses, claims, demands, suits, costs, expenses and damages of every kind and character, including, without limitation, attorneys' fees, court costs, and costs of investigation, which arise from or in connection with in any way a breach by Purchaser of its representations and warranties contained in this Agreement or other breach of this Agreement by Purchaser.

                  5.2. Seller shall defend, indemnify and save and hold harmless Purchaser from and against all liabilities, losses, claims, demands, suits, costs, expenses and damages of every kind and character, including, without limitation, attorneys' fees, court costs, and costs of investigation, which arise from or in connection with in any way a breach by Seller of its representations and warranties contained in this Agreement or other breach of this Agreement by Seller.

              6.  Assignment of Registration Rights.


                  6.1. Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby assigns, delivers and sets over unto Purchaser all of Seller's registration rights with respect to Panaco Common Stock, including, without limitation, all rights under the Registration Rights Agreement dated as of July, 1997 by and between Panaco, Leonard C. Tallerine, Jr. and Mark C. Licata and all rights under the acknowledgment obtained by Seller from Panaco as set forth on the signature page of the Stock Purchase Agreement, dated as of January 25, 1999, by and between Seller and Mark C. Licata.

             7.   Miscellaneous.


                  7.1. Assignment; Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto.

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                  7.2.   Survival  of   Representations   and  Warranties.   All
indemnities, covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby.

                  7.3. Expenses. Each party to this Agreement shall bear its own costs and expenses, including, but not limited to, attorneys' fees and expenses, in connection with the closing of the transactions contemplated hereby.

                  7.4. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by overnight mail or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

         (a)              If to Seller:

                           New Valley Corporation
                           100 S.E. Second Street
                           32nd Floor
                           Miami, FL 33131
                           Attn: Richard J. Lampen

(or such other address as may have been furnished in writing by Seller to Purchaser)

          (b)              If to Purchaser:

                           High River Limited Partnership
                           767 Fifth Avenue, 47th Floor
                           New York, New York 10153
                           Attn:  Carl C. Icahn



(or at such other address or addresses as may have been furnished to Seller in writing by Purchaser)

                           with a copy to:

                           Icahn Associates Corp.
                           767 Fifth Avenue, 47th Floor
                           New York, New York 10153
                           Attn:  Marc Weitzen, Esq.

                  Notices provided in accordance with this Section 7.4 shall be deemed delivered upon personal delivery, receipt by telecopy or overnight mail, or 48 hours after deposit in the mail in accordance with the above.


                  7.5. Entire Agreement. This Agreement, together with the instruments and other documents contemplated to be executed and delivered in connection herewith, contains the entire

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agreement and  understanding  of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof.

                  7.6. Amendments and Waivers. This Agreement may not be amended or waived (either generally or in a particular instance and either retroactively or prospectively) except by a written instrument signed by the party against whom enforcement of such amendment, modification or waiver is sought. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

                  7.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7.8. Captions. The captions of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

                  7.9. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York.

                  7.10 Further Assurances. Seller and Purchaser hereby agrees to take such further action and execute and deliver such further documents and instruments as may be necessary or appropriate to perfect the transactions, assignments, transfers and conveyances contemplated in the Agreement.

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                  IN WITNESS  WHEREOF,  the  parties  hereto have  executed  and delivered this Agreement as an instrument as of the date first above written.

                                         NEW VALLEY CORPORATION

                                         By:
                                            Name:
                                            Title:

                                         HIGH RIVER LIMITED PARTNERSHIP
                                         By: Riverdale LLC, its general partner


                                         By:
                                            Name: Robert Mitchell
                                            Title: Manager

            [Signature Page to Stock Purchase Agreement for 1,960,479 shares of Panaco Stock for $3,391,628.67 in the aggregate]

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